Exhibit 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Linda Rawson
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	Corporate Communications
	(858) 202-9014	(858) 202-9034
	szaniboni@sequenom.com	lrawson@sequenom.com

SEQUENOM REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

San Diego, Oct. 26, 2004 – SEQUENOM, Inc. (NASDAQ: SQNM), a leading provider of genetic analysis products for biomedical research, molecular medicine and agricultural applications, today reported financial results for the third quarter and the nine months ended September 30, 2004.

SEQUENOM’s total consolidated revenues for the quarter were $5.2 million, compared to $7.2 million for the third quarter of 2003. Total costs and expenses for the quarter were $13.9 million, including a $1.9 million charge for expenses related to the corporate re-structuring and the associated long-lived asset impairment, compared to $16.5 million for the third quarter of 2003.

SEQUENOM’s net loss for the quarter, including the $1.9 million charge, decreased to $8.3 million, or $0.21 per share, compared to $8.8 million, or $0.22 per share for the third quarter of 2003.

The net loss for the nine-month period ended September 30, 2004, including the $1.9 million charge, increased to $28.1 million, or $0.71 per share, compared to $26.7 million, or $0.68 per share for the same period in 2003.

On September 30, 2004, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $43.8 million.

“Consumable sales were up 32 percent from the second quarter, while system sales were lower than the second quarter and below expectations,” said Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “The main causes of this are increased competition and price erosion in the ultra high throughput gene discovery market. The MassARRAY® system is positioned as an essential genetic analysis platform for applications beyond discovery, with leading data quality and enabling performance features across a range of important applications, resulting in superior solutions in biomedical research, molecular

SEQUENOM Reports Third Quarter 2004 Financial Results

medicine and agricultural applications. These are the growth areas where we believe our products have a considerable competitive advantage. We expect to see an increase in MassARRAY Compact system installations as we pursue these market opportunities and continue to penetrate the molecular medicine market.”

SEQUENOM is evolving from its origins as a leader in high-throughput genotyping with a strong presence in the academic research market. The Company’s MassARRAY system now includes highly accurate quantitative gene analysis and comparative sequencing. Both methods support a wide range of highly attractive genetic analysis applications in the molecular medicine marketplace. The ability to determine the amount of genetic material very precisely and virtually down to a single molecule is enabling for applications such as prenatal testing from maternal blood. Other areas supported include quantitative expression analysis and bacterial or viral load determinations.

“SEQUENOM can utilize its current product line and expertise to build a strong market presence and support new and improved methods for applied genetic analysis,” said Toni Schuh, Ph.D., SEQUENOM’s President and Chief Executive Officer. “Reference level accuracy, high analytical sensitivity and specificity and high sample throughput are among the essential features of the MassARRAY system that will benefit the molecular medicine market, which requires uncompromising performance at competitive cost. These features should position the MassARRAY system as the leading molecular medicine platform.”

In addition, the Company continues to concentrate on revenue-generating opportunities in the genetic research and diagnostic services markets. SEQUENOM continues its out-licensing program to capitalize on the value of its genetic targets for diagnostic and therapeutic product development.

Company Highlights

Expanded Product Line. SEQUENOM launched new “Assays-by-SEQUENOM” customized assay design and validation service. Assays-by-SEQUENOM enhances the flexibility of the MassARRAY system for SNP genotyping and quantitative gene expression applications. With Assays-by-SEQUENOM, researchers can choose to quickly and easily tap into the power of SEQUENOM’s MassARRAY system by outsourcing customized assay design and validation, thus decreasing the cost and lead-time to successful experiments.

SEQUENOM Reports Third Quarter 2004 Financial Results

Sale of MassARRAY Compact System to the Garvan Institute. SEQUENOM sold a MassARRAY Compact system to the Garvan Institute of Medical Research for Cancer Genetic Studies, a leader in gene based medical research based in Australia. The Garvan Institute intends to use the MassARRAY system for the development of new genetic markers for cancer risk, diagnosis, disease progression and therapeutic responsiveness.

Melanoma Research Collaboration with TGen. SEQUENOM and the Translation Genomics Research Institute (TGen), a non-profit genetic research center based in Phoenix, Arizona, formed a research collaboration to provide a comprehensive portfolio of genetic markers for melanoma predisposition and prognosis. As part of the agreement, SEQUENOM will provide TGen access to its candidate gene portfolio of targets associated with an individual’s predisposition for cancer. TGen will further validate these candidate genes against its expression databases with regard to the potential use as diagnostic markers for skin cancer risk and the clinical prognosis of skin cancer patients. Products developed from this study will be jointly owned and commercialized.

Gene Expression Agreement with University of Tuebingen. SEQUENOM signed a gene expression agreement with the Institute of Medical Genetics and the Microarray Facility at the University of Tuebingen based in Germany. The Institute is one of the largest users of expression profiling arrays in Europe and will use the application on the MassARRAY Compact system to validate pre-existing microarray data, explore gene expression levels, and eventually develop diagnostic approaches for conditions such as Parkinson disease, Huntington disease and for different cancers.

Extends Diagnostic Research Agreement for Non-Invasive Prenatal Testing with CUHK. SEQUENOM and The Chinese University of Hong Kong (CUHK) formed a research collaboration for the development of non-invasive prenatal diagnostic applications. The goal of the collaboration is to accelerate the introduction of non-invasive prenatal tests from the laboratory into the clinical diagnostic market.

Gene Expression Agreement with NIH. SEQUENOM announced a three-year Cooperative Research and Development Agreement with the National Human Genome Research Institute (NHGRI) of the National Institutes of Health (NIH) to perform allele-specific gene expression of genes conferring susceptibility to type II diabetes using MassARRAY Quantitate Gene Expression. The new collaboration builds on previous research by the two organizations to analyze DNA for single nucleotide polymorphisms (SNPs) and furthers work performed by the NHGRI for the Finland-United States Investigation of non-insulin dependent diabetes mellitus (NIDDM) FUSION project.

Expanded Livestock Identity Panel Collaboration with USDA-ARS. SEQUENOM and the Agricultural Research Service (ARS) of the United States Department of Agriculture (USDA) have expanded their current multiyear agreement for the identification and screening of disease susceptibility markers in cattle

SEQUENOM Reports Third Quarter 2004 Financial Results

livestock and favorable breeding traits in future generations. Details for the agreement include the creation of a genetic marker panel for swine identification, the placement of a MassARRAY Compact system and further development of a beef carcass quality panel assay.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call today at 9:00 a.m. EDT to discuss the Company’s third quarter financial results. A live web cast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=84955&eventID=956953 and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through November 2, 2004. A telephone replay of the conference call also will be available for 48 hours at (800) 642-1687 or (706) 645-9291, reservation # 1642952.

About SEQUENOM

SEQUENOM is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts.

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SEQUENOM® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the expectation for an increase in MassARRAY Compact system installations, pursuing growing market sectors and penetrating the molecular medicine market, utilizing its current product line and expertise to build a strong presence and generate new and improved methods for applied genetic analysis, positioning the MassARRAY system as the leading molecular medicine platform, revenue-generating opportunities in the genetic research and diagnostic services markets, capitalizing on the value of its genetic targets, the goal of SEQUENOM’s collaboration with CUHK, and the expectation of products, certain results or potential from the collaborative efforts of SEQUENOM and its collaborators, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with SEQUENOM’s technologies, market acceptance of SEQUENOM’s products, reliance upon the collaborative efforts of others, diagnostic and therapeutic product development and commercialization, and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Registration Statement on Form S-3, Annual Report on Form 10-K for the year ended December 31, 2003 and most recent Quarterly Report on Form 10-Q. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM Reports Third Quarter 2004 Financial Results

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Product related	$4,825	$6,578	$15,477	$20,547
Services	—	564	199	1,384
Research	420	14	677	322

Total revenues	5,245	7,156	16,353	22,253

Costs and expenses:
Cost of product & service revenue	2,469	3,853	8,971	12,441
Research and development expenses	4,010	6,064	16,142	18,402
Selling, general and administrative expenses	4,785	5,697	16,231	17,495
Restructuring and long-lived asset impairment charge	1,943	—	1,943	—
Amortization of acquired intangibles	681	857	2,394	2,577
Amortization of deferred compensation	—	43	—	149

Total costs and expenses	13,888	16,514	45,681	51,064

Operating loss	(8,643)	(9,358)	(29,328)	(28,811)

Net interest income	81	195	238	862
Other (expense) income, net	(17)	58	177	305

Loss before income taxes	(8,579)	(9,105)	(28,913)	(27,644)
Deferred income tax benefit	275	291	856	945

Net loss	$(8,304)	$(8,814)	$(28,057)	$(26,699)

Net loss per share, basic and diluted:	$(0.21)	$(0.22)	$(0.71)	$(0.68)

Weighted average of shares outstanding, basic and diluted	39,674	39,532	39,645	39,471

Consolidated Balance Sheet Information

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$43,786	$67,454
Property, equipment and leasehold improvements, net	7,228	9,838
Other assets, including intangibles	16,140	27,644

Total assets	$67,154	$104,936

Liabilities and Stockholders’ Equity:
Deferred revenue	1,438	2,576
Other liabilities	21,447	30,345
Stockholders’ equity	44,269	72,015

Total liabilities and stockholders’ equity	$67,154	$104,936